As filed with the Securities and Exchange Commission on April 1, 2013

Registration No. 333-107014

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

JEFFERIES GROUP LLC

(Exact name of registrant as specified in its charter)

Delaware	95-4719745
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

520 Madison Avenue

New York, New York 10022

(Address of principal registered offices) (Zip Code)

JEFFERIES GROUP, INC. 2003 INCENTIVE COMPENSATION PLAN

JEFFERIES GROUP, INC. 1999 INCENTIVE COMPENSATION PLAN, AS AMENDED AND

RESTATED

JEFFERIES GROUP, INC. DEFERRED COMPENSATION PLAN, AS AMENDED AND

RESTATED AS OF JANUARY 1, 2003

(Full title of the Plans)

Michael J. Sharp

Jefferies Group LLC

520 Madison Avenue

New York, New York 10022

(Name and address of agent for service)

(212) 284-2550

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee (1)
Deferred Compensation Obligations	$120,000,000	N/A	N/A	N/A
Total	$120,000,000	N/A	N/A	N/A

(1)	Not applicable. All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Registration Statement on Form S-8 on July 14, 2003. Accordingly, no additional filing fee is required.

TERMINATION OF REGISTRATION

Jefferies Group LLC (the “Company”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8, Registration No. 333-107014, filed with the Securities and Exchange Commission (the “SEC”) on July 14, 2003 (the “Registration Statement”). The Registration Statement registered 18,000,000 shares which, as adjusted for subsequent stock splits and stock dividends, became 72,000,000 shares (the “Shares”), of the Company’s common stock, par value $0.01 (“Common Stock”), 2,000,000 options which, as adjusted for subsequent stock splits and stock dividends, became 8,000,000 options, to purchase Common Stock (“Options”) and $120,000,000 of deferred compensation obligations (“Obligations”) to be offered or sold pursuant to the Company’s 2003 Incentive Compensation Plan (the “2003 Incentive Plan”), 1999 Incentive Compensation Plan, as Amended and Restated (the “1999 Incentive Plan”), and Deferred Compensation Plan, as Amended and Restated as of January 1, 2003 (the “DCP”).

As previously announced, on March 1, 2013, the Company and Leucadia National Corporation (“Leucadia”) completed a series of transactions (collectively, the “Transactions”) that included, among others, what are referred to as the First Merger and Second Merger (each, as defined below). The Company entered into that certain Agreement and Plan of Merger, dated as of November 11, 2012 (the “First Merger Agreement”), by and among the Company, JSP Holdings, Inc. (“New Jefferies”) and Jasper Merger Sub, Inc. (“Merger Sub One”) and that certain Agreement and Plan of Merger, dated as of November 11, 2012 (the “Second Merger Agreement”), by and among Leucadia, Limestone Merger Sub, LLC (“Merger Sub Two”), the Company, New Jefferies and Merger Sub One. Pursuant to the First Merger Agreement, Merger Sub One merged into the Company and each outstanding share of Common Stock was automatically converted into and became one share of common stock, par value $0.001 per share, of New Jefferies (“New Jefferies Common Stock”). This transaction is referred to as the “First Merger.” Immediately after the First Merger, Jefferies Group, Inc. converted into Jefferies Group LLC, a Delaware limited liability company. Pursuant to the Second Merger Agreement, New Jefferies merged into Merger Sub One and each issued and outstanding share of New Jefferies Common Stock converted into the right to receive 0.81 common shares, par value $1.00 per share, of Leucadia together with cash (without interest) in lieu of fractional shares and the Company (now Jefferies Group LLC) became an indirect wholly owned subsidiary of Leucadia. This transaction is referred to as the “Second Merger.”

In connection with these transactions, the Company has terminated its offers and sales of Shares and Options under the 2003 Incentive Plan the 1999 Incentive Plan and the DCP covered by the Registration Statement. In connection with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, the Company hereby removes from registration the Shares and Options under the Registration Statement that remain unsold pursuant to the 2003 Incentive Plan, 1999 Incentive Plan and the DCP. Offers and sales of the Obligations under the DCP (which is deemed to be a subplan under Leucadia’s 2003 Incentive Compensation Plan) are continuing.

AMENDMENT OF REGISTRATION STATEMENT

PART I

INFORMATION REQUIRED BY THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Omitted as permitted pursuant to Rule 428 and Form S-8.

Item 2. Registrant Information

Omitted as permitted pursuant to Rule 428 and Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT AND NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”), are incorporated by reference into this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2012, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	The Company’s Current Reports on Form 8-K filed with the SEC by the Company on December 20, 2012, January 18, 2013, January 30, 2013, February 15, 2013, February 19, 2013, and March 1, 2013.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated in this Registration Statement by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated in this Registration Statement by reference modifies or supersedes such statement. Any statement so modified shall not be deemed in its unmodified form, and any statement so superseded shall not be deemed, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The Company maintains the “DCP”, which permits selected employees of the Company and its subsidiaries to defer cash compensation. Cash deferred under the plan is deemed to be notionally invested in a number of hypothetical investment vehicles, including a money market account, other notional cash-denominated investments or share units settleable by delivery of shares of common stock of Leucadia National Corporation (“Leucadia”). Share units are credited quarterly at a discount of up to 15% from the market price at the date of crediting. The portion of the share units which reflects a discount to the fair market value of Leucadia Common Shares at the date of crediting is subject to forfeiture until the participant has participated for three consecutive years in the DCP or until the participant’s age plus the number of years of service to the Company exceeds 65.

Although the DCP contains an authorization for deferrals of cash compensation into stock options, the Company has ceased to permit such deferrals and no stock options remain outstanding under the DCP.

The shares to be delivered in connection with DCP share units will be drawn from the Leucadia 2003 Incentive Compensation Plan, as amended and restated (the “2003 Plan”). Leucadia has filed a separate registration statement registering offers and sales under the 2003 Plan. The DCP is administered in part by the Compensation Committee of the Leucadia Board of Directors and in part by a committee of officers of the Company (together, the “Committees”).

Under the DCP, deferred compensation is credited to the participant’s account on the last day of the quarter during which the compensation was otherwise payable. A portion of the amount deferred may be allocated to an investment subaccount, as a cash-denominated deferral, and a portion of the amount deferred may be allocated to the equity subaccount. The Committees may permit the participant to choose the proportions to be so allocated, although the choices permitted may still require that some portion of the deferral be allocated to the equity subaccount.

Amounts allocated to the investment subaccount will be treated as if invested, on a notional basis, in a money market fund or, if then permitted by the Committees, other notional investment vehicles selected by the participant from among choices made available by the Committees. The participant’s investment subaccount will be credited or debited with earnings and losses (net of investment management fees and expenses) as if invested for the DCP year (or applicable portion thereof) in the investment vehicle selected by the participant. Deferred cash amounts allocated to the equity subaccount will result in the crediting to the participant, on the last day of each calendar quarter, of restricted share units.

The deferral period under the DCP initially extends for five years from the first day of the year of deferral. This deferral period may be extended at the participant’s election (subject to election deadlines set under the DCP and other limitations under the DCP) for one or more additional five-year periods. Distribution may be in the form of a single sum or periodic distributions over a period of five or ten years, as elected by the participant. However, if the amount distributable has a value less than a pre-specified dollar amount, the distribution will be in the form of a single sum. The DCP provides for hardship withdrawals in very limited circumstances. The DCP terms are subject to limitations imposed by applicable law, including Section 409A of the Internal Revenue Code of 1986, as amended, to ensure that deferral is effective under U.S. federal income tax laws.

Distributions will be in the form of cash from the investment subaccount and Leucadia Common Shares in settlement of restricted share units in the equity subaccount. Distributions are subject to tax withholding. Participants must pay FICA/HI taxes required to be withheld upon the lapse of any substantial risk of forfeiture on restricted share units out of funds or earnings not deferred under (i.e., separate from) the DCP.

A participant’s rights in his or her account (including subaccounts), restricted share units and other rights under the DCP are non-transferable, except as permitted upon death, and may not be pledged or encumbered.

The Company’s Board of Directors or the Committees may suspend, terminate, modify or amend the DCP.

The obligations of the Company to pay cash-denominated deferred amounts to participants under the DCP (the “Obligations”) are unsecured general obligations of the Company to pay the benefits in the future in accordance with the terms of the DCP, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. However, because the Company has operating subsidiaries, the right of the Company, and hence the right of creditors of the Company (including participants in the DCP), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including Jefferies LLC to the Company are restricted by net capital requirements under the Exchange Act, and under rules of certain exchanges and other regulatory bodies.

The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

The terms of deferral, the composition of equity units, the nature of restricted share units and other rights under the DCP vary for participants not resident in the United States of America, in order to conform to local laws and customs and, to the extent permitted, to provide for effective deferral of taxation in such foreign jurisdictions.

The filing of this Registration Statement and the statements herein shall not be deemed an admission that the deferred compensation obligations registered hereby are securities being offered and sold by the Company.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company’s operating agreement provides that our officers and directors will not be liable to the Company or the members for an act or omission if such act or omission is performed or omitted by such officer or director in good faith on behalf of the Company and in a manner reasonably believed to be or not opposed to the best interests of the Company. The Company’s officers and directors may be entitled to indemnification from the Company, in such manner as approved by the Company’s board of directors in its sole discretion, for any losses incurred by an officer or director by reason of the fact that such person was an officer or director of the company or serving as an officer, director or trustee of another enterprise at the request of the Company.

Item 7. Exemption from Registration

Not applicable.

Item 8. Exhibits

Exhibit	Description

4.1	Jefferies Group, Inc. Deferred Compensation Plan, as Amended and Restated as of January 1, 2003*

5	Opinion of Steven C. Root, Esq., with respect to the legality of securities being registered*

15	Not applicable

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Steven C. Root, Esq. (included in Exhibit 5)*

24	Powers of Attorney (included on signature page of this Registration Statement)

99	Not applicable

*	Previously filed.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-107014 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 1, 2013.

JEFFERIES GROUP LLC

By:	/s/ Peregrine C. Broadbent
Peregrine C. Broadbent
Executive Vice President and Chief Financial Officer

Each person whose signature appears below constitutes and appoints Richard B. Handler, Chairman of the Board and Chief Executive Officer, Peregrine C. Broadbent, Executive Vice President and Chief Financial Officer, and Michael J. Sharp, Executive Vice President, General Counsel and Secretary of the Company, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, or his substitute, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement No. 333-107014 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard B. Handler Richard B. Handler	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	April 1, 2013

/s/ Peregrine C. Broadbent Peregrine C. Broadbent	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 1, 2013

/s/ Brian P. Friedman Brian P. Friedman	Director and Chairman, Executive Committee	April 1, 2013

/s/ W. Patrick Campbell W. Patrick Campbell	Director	April 1, 2013

/s/ Richard G. Dooley Richard G. Dooley	Director	April 1, 2013

/s/ Robert E. Joyal Robert E. Joyal	Director	April 1, 2013

/s/ Michael T. O’Kane Michael T. O’Kane	Director	April 1, 2013

/s/ Joseph S. Steinberg Joseph S. Steinberg	Director	April 1, 2013